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Exhibit 99.1

PRESS RELEASE
100 Glenborough Drive Suite 100 Investor_Relations@nobleenergyinc.com Houston, TX 77067	Contact: Greg Panagos: 281-872-3125

NOBLE ENERGY CLOSES PATINA ACQUISITION

HOUSTON (May 16, 2005)—Noble Energy, Inc. (NYSE: NBL) today announced that its acquisition of Patina Oil & Gas Corporation (NYSE: POG) has closed. Patina stockholders will receive 0.6014 shares of Noble Energy common stock or $39.3398 in cash for their shares.

In the transaction, Patina's stockholders were offered a choice of receiving Noble Energy stock or cash, subject to certain limitations. Because Noble Energy stock was oversubscribed, all Patina stockholders electing cash and those making no election will receive cash. Under the proration provisions of the merger agreement, approximately 4.0% of the stock (1.9 million Patina shares) electing to receive Noble Energy stock will instead receive cash. All remaining stock (46.3 million Patina shares) will receive 0.6014 shares of Noble Energy stock, as requested.

A total of 74,192,636 shares of Patina stock were outstanding at the time of the merger. Of these, 62.4% will be converted into Noble Energy stock and 37.6% will receive cash. Noble Energy is issuing 27.8 million shares of common stock in the transaction. Additional Noble Energy shares may be issued in the future as a result of Patina stock options effectively converted into Noble Energy options. Noble Energy incurred roughly $1.7 billion of indebtedness in the transaction, of which $1.1 billion funded the cash consideration and $611 million repaid Patina's debt.

Charles D. Davidson, Chairman, President and CEO of Noble Energy, said: "Today's closing of the Patina merger represents an important milestone for Noble Energy. The addition of Patina's long-lived assets in the Rocky Mountain and Mid-continent regions complements and balances Noble Energy's Gulf Coast, Gulf of Mexico and international assets. The expertise brought by both organizations results in a combined company that will be capable of pursuing a broad suite of opportunities throughout the world. We are very excited about the potential that this combined company possesses."

Thomas J. Edelman, the retiring Chairman, President and CEO of Patina, said: "In the nine years since Patina was formed, we have enjoyed an almost unprecedented record of success. Given the competitive strengths we believe are assembled through the merger into Noble Energy, we look forward to that record being extended and enhanced for many years to come."

About Noble Energy

Noble Energy is one of the nation's leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as the recently added Patina Oil & Gas properties located primarily in Colorado's Wattenberg Field, the Mid-continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico. In addition, Noble Energy operates internationally in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc. Visit Noble Energy online at www.nobleenergyinc.com.

This news release may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's business that are detailed in its Securities and Exchange Commission filings.

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PR 304
05/16/05

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NOBLE ENERGY CLOSES PATINA ACQUISITION